Exhibit 99.1

EXECUTIVE OFFICE 7 Custom House Street PORTLAND, ME 04101, USA	Telephone: (+1) 207 619 8500 Facsimile: (+1) 207 553 2250 Website: www.magellanpetroleum.com	ARBN 117 452 454
AUSTRALIAN OFFICE Level 10, 145 Eagle Street BRISBANE QLD 4000, AUSTRALIA (GPO Box 2766, Brisbane Q 4001)	Telephone: (+61) 7 3224 1600 Facsimile: (+61) 7 3224 1699 Email: magadmin@magpet.com.au

April 30, 2010

Company Announcements Office

Australian Securities Exchange

Level 10, 20 Bond Street

SYDNEY NSW 2000

The Manager

ACTIVITIES REPORT FOR THE QUARTER ENDED MARCH 31, 2010

This report is submitted by Magellan Petroleum Corporation (ASX Code MGN) (Magellan or the Company) in compliance with the Australian Stock Exchange Listing Rule 5.2, and covers the quarter January 1 to March 31, 2010.

This report is based upon, and accurately reflects, information compiled by a person who is a practising geologist, who holds a Bachelor of Science Degree in Geology, who has had a minimum of five years experience in the practice of geology and who is a full time employee in Magellan Petroleum Corporation’s group of companies.

OIL & GAS SALES

Natural Gas

The Company’s share of natural gas sales during the quarter ended March 31, 2010 decreased by 62 percent from the quarter ended March 31, 2009, as detailed below:

Field (Magellan Share)	Million Cubic Feet		Terajoules	Variance
	Total	Daily
Mereenie*	282	3	330	-75%

Palm Valley	286	3	325	-16%

Total Gas	568	6	655	-62%

*	nil sale in March 2010

Activities Report to the ASX for the Quarter Ended March 31, 2010	Page 2

Crude Oil and Condensate

The Company’s share of crude oil and condensate sales during the quarter ended March 31, 2010 decreased by 2 percent from the quarter ended March 31, 2009, as detailed below:

Fields (Magellan Share)	Barrels		Kilolitres	Variance
	Total	Daily
Mereenie	14,607	162	2,323	-37%
Nockatunga*	1,304	14	207	-92%
Kiana**
East Poplar***	11,192	124	1334
Northwest Poplar***	1,993	23	238

Total Crude Oil and Condensate	29,096	323	4,102	-2%

*	Interest was sold during the March quarter
**	Interest was sold effective November 1, 2009
***	Company was purchased October 15, 2009

PRODUCTION AND DEVELOPMENT ACTIVITIES

AUSTRALIAN PRODUCTION

Palm Valley Gas Field (PL 3) – Amadeus Basin NT (52.023% Interest)

The Palm Valley gas field which is operated by the Company produced an average of approximately 6.1 million cubic feet per day (MMcf/D) of natural gas for sale during the quarter. The Palm Valley Joint Venture’s objective is to maximise gas production from the existing facilities while maintaining a safe and efficient operation, conducted in accordance with good oil field practice.

Mereenie Oil and Gas Field (PL 4 & 5) – Amadeus Basin NT (35% Interest)

The Mereenie oil and gas field which is operated by Santos Ltd produced an average of approximately 14 MMcf/D of natural gas over the first two months and 461 barrels of oil and condensate per day for sale during the reporting period.

Natural gas sales to Power and Water Corporation (PWC) continued under the “reasonable endeavours” provision of the Mereenie Sales Agreement No. 4 (MSA4) with volumes at or slightly below historical volume levels through to mid February, 2010 at which point the Blacktip field, PWC’s other gas supplier, began full production. PWC then advised the Mereenie Producers (Magellan Petroleum Australia Limited and Santos Ltd) that Mereenie gas was no longer required under MSA4. Gas sales from the Mereenie field ceased in mid February. Crude oil and condensate production continued at a reduced rate. Under the provisions of MSA4, the Mereenie Producers have advised PWC that pursuant to the terms of the Agreement, Mereenie Producer obligations to PWC under the current MSA4 Agreement will cease effective on September 5, 2010.

Activities Report to the ASX for the Quarter Ended March 31, 2010	Page 3

Kiana Oil Field (PPL 212) – Cooper Basin SA (30% Interest)

On December 4, 2009, the Company announced the pending sale of its interests in the Kiana oil field. The company subsequently entered into a sale agreement to effect the sale of the Kiana oil field. The effective date of the Kiana sale transaction is November 1, 2009.

Aldinga Oil Field (PPL 210) – Cooper Basin SA (50% Interest)

On December 4, 2009, the Company announced the pending sale of its interests in the Aldinga oil field. The company subsequently entered into an asset sale agreement for the sale of the Aldinga oil field. The effective date of the Aldinga asset sale transaction is November 1, 2009.

UNITED STATES PRODUCTION

East Poplar and Northwest Poplar Oil Fields – Montana (93.8% average working Interest)

The Company has completed a consolidation of interests at the East Poplar Unit and North West Poplar fields in Roosevelt County, Montana. On March 9, 2010, the Company entered into a Purchase and Sale Agreement with Hunter Energy LLC under which the Company assumed Hunter’s 25.05% average working interests in those Montana fields. In a separate transaction the Company also purchased a 1.25% interest in the same fields, from a different owner. Magellan, itself and through its subsidiaries, now controls a 93.80% average working interests there.

The Poplar fields produced an average of approximately 147 barrels of oil per day (Magellan’s net share) during the reporting period.

CANADIAN PRODUCTION

Kotaneelee Gas Field, YT (2.67% interest)

Magellan has a 2.67% carried interest in the Kotaneelee gas field in the Yukon Territory of Canada. Devon Canada Corporation is operator of this partially developed field which is connected to a major pipeline system.

EXPLORATION ACTIVITIES

AUSTRALIAN EXPLORATION

On January 16, 2010, the Company entered into an asset sale agreement with Adelaide Energy to sell all of its ownership interests the three petroleum exploration permits ATP 613P, ATPA 733P and ATPA 674P that cover the Maryborough Basin in Queensland. ATPA 733P and ATPA 674P will be granted following the execution of the required native title agreements which the Company is currently finalizing with the native title claimants. The transaction is expected to be closed during the first half of 2010, following third party approvals and notices which are procedural only in nature. The permits are the subject of a Farmin Agreement with ASX-listed Blue Energy, under which Blue Energy may earn a 75% interest in the permits by completing a coal seam gas related work program.

Activities Report to the ASX for the Quarter Ended March 31, 2010	Page 4

On December 4, 2009, the Company announced the pending sale of its interests in PEL 94, PEL 95, PEL 107, the PEL 91-PEL 106 Udacha Unit and ATP 732P. The company subsequently entered into sales agreements to effect the sale of those licences. The effective date of the sales transactions, other than ATP 732, is November 1, 2009. The ATP 732P transaction is expected to be closed during the first half of 2010 following the grant of the ATP.

The Company has accepted an offer from the Commonwealth – Northern Territory Offshore Petroleum Joint Authority for the grant of an exploration permit for petroleum over Area NT09-1, offshore Northern Territory. Area NT09-1 was offered for competitive bid under the 2009 Release of Offshore Petroleum Exploration Areas.

On March 25, 2010, the Company announced the execution of an agreement by its wholly-owned subsidiary, Magellan Petroleum Australia Limited (MPAL), with Santos Limited (Santos) to purchase Santos’ 40% interest in the Evans Shoal natural gas field (NT/P48), located in the Bonaparte Basin offshore Northern Australia. The Company will pay Santos time-staged cash consideration equal to Australian $100 million (US$91 million equivalent) for its interest in Evans Shoal. The Company would also pay additional contingent payments to Santos of Australian $50 million (US$45.5 million) upon a favourable partner vote on any final investment decision to develop Evans Shoal and Australian $50 million (US$45.5 million) upon first stabilized gas production from NT/P 48. Closing and completion of the purchase is subject to regulatory and other approvals and is expected to occur in the second half of 2010.

UNITED KINGDOM EXPLORATION

In the Weald Basin, the Company (40% interest) will participate in the Markwells Wood-1 exploration well in PEDL 126 and the Havant-1 well in PEDL 155. Markwells Wood-1, due to severe winter conditions, is expected to be drilled in June or early July 2010. Havant-1 is to be drilled immediately following the drilling of Markwells Wood-1.

Northern Petroleum, operator of the PEDL 126 Joint Venture, has completed site construction for the Markwells Wood-1 well which will target a prospect that is interpreted to be an eastward extension of the Horndean oil field which is currently producing from the Great Oolite Formation. Northern Petroleum, also operator of the PEDL 155 Joint Venture (Magellan 40%), completed construction for the Havant-1 well this quarter. The Havant prospect which lies to the south of the Horndean oil field will also target oil in the Great Oolite Formation.

The Company holds interests (ranging from 22.5% to 50%) in five other exploration licences in the Weald-Wessex Basin (PEDLs 098, 125, 153, 154, and 240), which are also operated by Northern Petroleum. The Company also holds a 50% interest in PEDLs 231, 232, 234 and 243 in the central Weald Basin area which are operated by Celtique Energie Petroleum with a 50% interest. PEDLs 135, 136, 137, 242 and 246 are held and operated by the Company with a 100% interest. Well sites have been selected and applications for local council planning consents for the drilling of two prospects, one in PEDL 135 and one in PEDL 137 are being progressed.

The Company has transferred all its PEDLs from its wholly-owned Australian subsidiary Magellan Petroleum (NT) Pty Ltd to Magellan Petroleum (UK) Limited, a wholly-owned company incorporated in England & Wales.

Activities Report to the ASX for the Quarter Ended March 31, 2010	Page 5

EXPENDITURES

Expenditures incurred on exploration, appraisal, development, and production activities during the quarter ended March 31, 2010, totalled US$1,848,000. All figures are unaudited.

FORWARD LOOKING STATEMENTS

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the United States Private Securities Litigation Reform Act of 1995. These statements about the Company may relate to its businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties and the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Yours faithfully